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Stockgroup Completes US$4.5 million Financing

NEW YORK, NEW YORK -- (MARKET WIRE) -- 05/16/07 -- Stockgroup Information Systems Inc. (OTCBB: SWEB)(TSX VENTURE: SWB) announced today that it has completed a previously announced private placement by issuing 3,333,334 common shares at C$1.50 (US$1.34) per share for total gross proceeds of C$5.0 million (US$4.5 million). The private placement was led by Jennings Capital Inc. and included Cormark Securities Inc. Underwriter commissions were 6% of gross proceeds and agents warrants equal to 6% of common shares issued, entitling the agent to acquire one common share at a price of C$1.50 per share at any time before 12 months of the closing date. The shares issued bear Canadian, US and Exchange legends and are restricted from resale without an effective prospectus or exemption.

The proceeds of the private placement will be used for acquisitions and general working capital.

About Stockgroup Information Systems, Inc.

Stockgroup(TM) is a financial media company focused on user-generated content and collaborative technologies. The Stockgroup platform of user generated content, proprietary software analytics and collaborative technologies are used to create innovative products which are licensed to top North American brokerage firms and media companies. The Stockgroup platform also includes StockHouse.com, a leading online financial portal owned and operated by Stockgroup. StockHouse.com is home to BullBoards(TM) message board - Canada's largest community of active investors. Recognized for its engaged audience, StockHouse.com provides a sought-after demographic for advertisers.

To find out more about Stockgroup (OTCBB: SWEB, TSX-V: SWB), visit our website at www.stockgroup.com.

Steve Gear
Director of Capital Markets
Stockgroup Information Systems Inc.
Ph: 604.288.2861 | 1.800.650.1211
ir@stockgroup.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this press release.